EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 33-14738 and 0-14714) pertaining to the Astec Industries, Inc. 1986 and 1992 Stock Option Plans, and to the 1998 Long-Term Incentive Stock Plan of our report dated March 7, 2003 (except for Note 8, as to which the date is March 31, 2003), with respect to the consolidated financial statements and schedule of Astec Industries, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

Chattanooga, Tennessee

March 31, 2003